EXHIBIT 1
AMENDED AND RESTATED
JOINT FILING AGREEMENT
This Amended and Restated Joint Filing Agreement (the “Joint Filing Agreement”) amends and restates that certain Joint Filing Agreement, dated December 5, 2008, by and among Brent D. Richardson, Christopher C. Richardson, Rich Crow Enterprises, LLC, and Masters Online, LLC. Rich Crow Enterprises, LLC and Masters Online, LLC no longer own any shares of Common Stock, par value $0.01 per share, of Grand Canyon Education, Inc., a Delaware corporation (“Grand Canyon”), and they are therefore no longer parties to the Joint Filing Agreement.
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them in a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Grand Canyon, and that this Joint Filing Agreement shall be included as an exhibit to such joint filing. This Amended and Restated Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 9th day of June, 2009.

By:	/s/ Brent D. Richardson
	Name:	Brent D. Richardson

By:	/s/ Christopher C. Richardson
	Name:	Christopher C. Richardson